Exhibit 10.2
FORM OF
CRONOS GROUP INC.
RESTRICTED SHARE UNIT AGREEMENT

This Restricted Share Unit Award Agreement (hereinafter referred to as the “Agreement”) is made and entered into this ________ day of _______, 20__ (the “Grant Date”) by and between Cronos Group Inc. (hereinafter referred to as “Cronos”) and [●] (hereinafter referred to as the “Grantee”), pursuant to the Cronos Group Inc. 2020 Omnibus Equity Incentive Plan (hereinafter referred to as the “Plan”). All terms and provisions of the Plan are hereby incorporated into and shall govern the Agreement except where general provisions of the Plan are superseded by particular provisions of the Agreement. To the extent the Grantee is party to an employment agreement with the Company and any terms set forth herein conflict or are otherwise inconsistent with any terms or conditions set forth in Grantee’s employment agreement with the Company, the terms and conditions set forth in such employment agreement shall govern. All capitalized terms used in the Agreement shall have the same meaning given the terms in the Plan.
1.Grant of Restricted Share Units. Cronos hereby grants the Grantee [●] Restricted Share Units (hereinafter referred to as the “Award”), which are subject to terms and conditions set forth below.
2.Vesting and Settlement of Restricted Share Units. Subject to the terms and conditions of this Agreement and the Plan:
(a)the Award shall vest [over three (3) years, with one-third (1/3rd) of the Award vesting on the first anniversary of the Grant Date, one-third (1/3rd) of the Award vesting on the second anniversary of the Grant Date, and the remaining one-third (1/3rd) of the Award vesting on the third anniversary of the Grant Date] (each, a “Vesting Date”), provided, that the Grantee remains employed at the Company through such applicable Vesting Date;
(b)upon each Vesting Date, the vested portion of the Award shall promptly (but not later than sixty (60) calendar days thereafter) be paid out in Common Shares, cash or a combination of Common Shares or cash, as determined by the Committee; and
(c) where the Committee decides to settle all or a portion of the Grantee’s vested Awards in Common Shares, settlement shall be made by the issuance and delivery of one Common Share for each Restricted Share Unit which the Committee decides to settle in Common Shares. Where the Committee decides to settle all or a portion of the Grantee’s vested Awards in cash, a cash payment shall be made to the Grantee equal to the Fair Market Value determined as of the applicable [Vesting Date][settlement date] of the Award multiplied by the number of vested Restricted Share Units that the Committee wishes to settle in cash.

3.Termination of Employment. In the event that prior to the final Vesting Date, the Grantee’s Employment terminates because of death, the full Award shall vest and promptly (but not later than sixty (60) calendar days thereafter) be settled in the same manner as provided for in Section 2. In the event that prior to the final Vesting Date, the Grantee’s Employment terminates because of Disability, the Award shall remain outstanding and continue to vest and be settled in the same manner as provided for in Section 2. [In the event that prior to the final Vesting Date, the Grantee’s Employment terminates without Just Cause or for Good Reason (as defined in Grantee’s employment agreement with the Company) on or within one (1) year after a Change of Control, the Award will become fully vested and settled in accordance with Section 3.6 of the Plan.] Except as set forth in [Section 3.6 of the Plan in connection with a Change of Control and] this Section 3, in the event that prior to the final Vesting Date, the Grantee’s Employment terminates for any reason other than death or Disability, then the unvested portion of the Award shall be forfeited for no consideration. Notwithstanding anything to the contrary, to the extent the Grantee is party to an employment agreement with the Company and any payments or benefits in connection with an applicable termination of employment are contingent on the delivery of an effective release and waiver of claims, any accelerated vesting of the Award upon such termination of employment shall also be contingent on such release and waiver of claims.
4.Employment. Nothing in the Agreement shall interfere with or limit in any way the right of the Company to terminate the Grantee’s employment nor confer upon any Grantee any right to continue in the employ of the Company. For greater certainty, a Grantee’s termination of Employment will include both voluntary and involuntary terminations, and the involuntary termination of a Grantee’s Employment shall occur on the date that the Grantee ceases performing services for the Company on a permanent basis, whether such termination is lawful or otherwise, without regard to any required period of notice, pay in lieu of notice, severance pay or similar compensation or benefits (and without regard for any claim for damages in respect thereof), except as expressly required by applicable employment or labor standards legislation.
5.Non-Transferable. The rights or interests of the Grantee under this Agreement, including, without limitation, the Restricted Share Units, shall not be assignable or transferable, otherwise than in the case of death of the Grantee as set out in the Plan, and such rights or interests shall not be encumbered by any means.
6.Not Shares. The RSUs are not Common Shares, and the RSUs shall not entitle the Grantee to exercise voting rights or any other rights attaching to the ownership of Common Shares, including, without limitation, rights on liquidation
7.Withholding Taxes. The Grantee acknowledges and agrees that the Company has the right to deduct from any payments due to the Grantee any federal, state, provincial or local taxes required by law to be withheld with respect to the Award.
8.[Section 409A. Payments under this Agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) to the extent applicable, and this Agreement shall be administered accordingly. Notwithstanding anything to the contrary contained in this Agreement or any employment agreement the Grantee has entered into with the Company (“Employment Agreement”), to the extent that any payment under this Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to the Grantee by reason of termination of the Grantee’s Employment, then (a) such payment shall be made to the Grantee only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Grantee is a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment shall not be made before the date that is six (6) months after the date of the Grantee’s separation from service (or the Grantee’s earlier death). Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.]
9.Governing Law. The Plan and this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.
10.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Grantee. By accepting the Award on the terms set forth herein, the Grantee acknowledges and agrees to the matters and conditions set forth herein and in the Plan. The Grantee hereby further confirms and acknowledges receipt of a copy of the Plan.

IN WITNESS WHEREOF, this Agreement is executed by Cronos and by Grantee as of this _____ day of _________, 20__.

CRONOS GROUP INC.

By: [●]

The Grantee (a) accepts the Award, (b) agrees to be bound by, and comply with, the terms of the Plan and this Agreement, and (c) agrees that all decisions and determinations of the Administrator with respect to the Award shall be final and binding on the Grantee and any other person having or claiming an interest under the Award.

GRANTEE

(Name)

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